UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 8, 2008

Rotech Healthcare Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50940	030408870
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2600 Technology Drive, Suite 300

Orlando, Florida 32804

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code:

(407) 822-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on November 16, 2007, the NASDAQ Stock Market (“NASDAQ”) notified Rotech Healthcare Inc. (the “Company”) that its common stock has not maintained the minimum market value of publicly held shares of $15 million required for continued listing on the NASDAQ Global Market pursuant to Marketplace Rule 4450(b)(3). In accordance with Marketplace Rule 4450(e)(1), the Company was provided with ninety (90) calendar days, or until February 14, 2008, to regain compliance. If compliance with Rule 4450(b)(3) could not be demonstrated by February 14, 2008, then NASDAQ would provide written notification to the Company that its securities will be delisted. At that time, the Company would be permitted to appeal NASDAQ’s determination to a Listings Qualification Panel. In the alternative, the Company could seek to transfer its listed securities to the NASDAQ Capital Market with its less restrictive continued listing requirements by submitting a transfer application to NASDAQ by February 14, 2008. As authorized by the board of directors of the Company, on February 8, 2008, the Company submitted a transfer application to NASDAQ to transfer its common stock listing from the NASDAQ Global Market to the NASDAQ Capital Market. The submission of the transfer application stays the initiation of the delisting proceedings pending NASDAQ staff (the “Staff”) review of the application. If the Staff does not approve the Company’s transfer application, the Staff will provide written notification to the Company that its securities will be delisted. There can be no assurance that the Staff will approve the Company’s transfer application or that the Company will be able to meet the continued listing requirements of the NASDAQ Capital Market, which is required to transfer the listing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ROTECH HEALTHCARE INC.

Date: February 8, 2008	By:	/s/ Steven Alsene
Steven Alsene
Chief Financial Officer